Exhibit 99.1

News Release

Date	From
March 4, 2016 NEWS RELEASE	Rich Sheffer 1.727.853.3079 Vice President – Investor Relations & Treasury Manitowoc Foodservice, Inc.

Manitowoc Foodservice Debuts Today as Independent, Publicly Traded Company

Ringing Opening Bell at New York Stock Exchange

New Port Richey, FL. – March 4, 2016 – Manitowoc Foodservice, Inc. (NYSE: MFS), a leading global supplier of commercial foodservice equipment, debuts today as a standalone, publicly traded company following its spinoff from The Manitowoc Company, Inc. (NYSE: MTW). To celebrate the company’s independence, Hubertus Muehlhaeuser, President and CEO of Manitowoc Foodservice, will ring the Opening Bell at the New York Stock Exchange today at 9:30 am ET. Muehlhaeuser and the company’s executive leadership team will be joined by Cindy Egnotovich, the company’s Chairperson of the Board, and world-famous Chef Daniel Boulud.

“For more than 70 years, we have been innovation leaders in the commercial foodservice equipment industry,” said Muehlhaeuser. “Today we carry this legacy forward as an independent company with one of the broadest portfolios of both hot and cold foodservice equipment in the industry, from ovens, fryers, steamers, grills, ranges and induction cooktops to beverage dispensing, blending, refrigeration and ice-making equipment. With our global footprint and leading products and systems, we are uniquely positioned to help our customers grow.”

Manitowoc Foodservice has a strong foundation on which to build. The company has an array of award-winning brands that make it a supplier of choice for many of the world’s largest quick service, fast casual and fine dining restaurants. The company focuses its innovation on providing its customers with equipment that improves the quality and taste of food while lowering costs through reduced space, energy, labor and waste. The company released 30 new product innovations in 2015.

Manitowoc Foodservice is regularly recognized for its innovation leadership worldwide. The company has won many awards globally including 31 National Restaurant Association Kitchen Innovation Awards since 2005 in North America, a 2014 Red Dot Industrial Design Award, two 2015 Gulfood Awards and a 2015 EuroGastro Award, among others. Manitowoc Foodservice has also been an Energy Star Partner for six consecutive years, earning four consecutive Sustained Excellence Awards.

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March 4, 2016

Manitowoc Foodservice Debuts Today as Independent, Publicly Traded Company

About Manitowoc Foodservice, Inc.

Manitowoc Foodservice, Inc. designs, manufactures and supplies best-in-class food and beverage equipment for the global commercial foodservice market, offering customers unparalleled operator and patron insights, collaborative kitchen solutions, culinary expertise and world-class implementation support and service. Headquartered in Tampa, Florida, and operating 20 facilities throughout the Americas, Europe and Asia, the company sells through a global network of over 3,000 distributors and dealers in over 100 countries. The company has more than 5,000 employees and generated sales of $1.5 billion in 2015. Its portfolio of 23 award-winning brands includes Cleveland, Convotherm®, Delfield®, Fabristeel, Frymaster®, Garland®, INDUCS, Kolpak®, Koolaire®, Lincoln, Manitowoc® Beverage Systems, Manitowoc® Ice, Merrychef, Multiplex®, Servend® and Welbilt®. For more information, visit www.manitowocfoodservice.com.